Exhibit 8.1

List of Principal Subsidiaries

The following table sets forth the name and jurisdiction of incorporation of, and our ownership and voting interest (if different) in, our principal operating subsidiaries and other principal interests as of February 27, 2004.

Name of Subsidiaries and other principal interests	Country of incorporation	Percentage ownership/ voting interest

KPN Telecom B.V.:	The Netherlands	100.0
• KPN EnterCom Solutions B.V.	The Netherlands	100.0
• KPN EuroRings B.V.	The Netherlands	100.0
• EuroWeb International Corp.	USA	50.2
• KPN Satcom B.V.:	The Netherlands	100.0
• Xantic B.V.	The Netherlands	65.0
• Infonet Services Corp.	USA	17.7
• Infonet Nederland B.V.	The Netherlands	100.0
• HubHop B.V.	The Netherlands	100.0
• PanTel Rt.	Hungary	75.19
KPN Telecommerce B.V.:	The Netherlands	100.0
• KPN Consumer Internet and Media Services B.V.	The Netherlands	100.0
• Planet Media Group N.V.	The Netherlands	100.0
• XS4ALL Holding B.V.	The Netherlands	100.0
• SNT Group N.V.	The Netherlands	50.78
KPN Mobile Holding B.V.:	The Netherlands	100.0
• GMI Mobilfunk Beteiligungen GmbH	Germany	100.0
• E-Plus Holding GmbH & Co.KG	Germany	22.51
• KPN Mobile N.V.:	The Netherlands	97.84	(a)
• KPN Mobile The Netherlands B.V.	The Netherlands	100.0	(b)
• KPN Mobile International B.V.	The Netherlands	100.0	(b)
• BASE N.V./S.A.	Belgium	100.0	(b)
• E-Plus Mobilfunk GmbH & Co.KG	Germany	77.49	(b)
Volker Wessels Netwerk Bouw B.V.	The Netherlands	45.0
KPN Vastgoed & Facilities B.V.	The Netherlands	100.0

(a)                                  NTT DoCoMo owns the additional 2.16% of KPN Mobile N.V.

(b)                                 Ownership interest of KPN Mobile N.V.